Exhibit 99.1

Alexion Announces the Appointment of Ann M. Veneman

to Its Board of Directors

Former Executive Director of UNICEF and Secretary of U.S. Department of Agriculture

CHESHIRE, Conn.—(BUSINESS WIRE)—Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced the appointment of Ann M. Veneman to the Company’s Board of Directors.

International Experience in Health and Wellness

Ann Veneman served as Executive Director of the United Nations Children’s Fund (UNICEF) from May 2005 to April 2010, leading a renowned global organization which supports multiple aspects of child health, nutrition, safety and education in over 150 countries and territories. Her responsibilities included oversight of the annual delivery of millions of doses of life-saving therapies, largely through UNICEF’s extensive global partnerships with governments and non-governmental organizations at all levels. Under Ms. Veneman’s leadership, UNICEF launched initiatives to improve business practices, transparency and collaboration in order to ensure that the agency’s programs reached those most vulnerable and that its resources were utilized efficiently to protect, save and improve the lives of children around the world.

Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture (USDA) from January 2001 to January 2005. At the USDA, she led an organization of 110,000 employees with an annual budget of $113 billion. Among her responsibilities at this diverse agency was leadership of the nation’s food and nutrition programs, including services for food stamps, school lunch programs, and nutrition assistance for women, infants, and children.

An attorney by training, Ms. Veneman has practiced law in Washington, D.C. and California. Ms. Veneman earned her Bachelor’s degree in political science from the University of California, Davis; a Master’s degree in public policy from the University of

California, Berkeley; and a Juris Doctorate from the University of California, Hastings College of Law.

“We are delighted to welcome Ann Veneman to the Board of Alexion,” said Max Link, Ph.D., Chairman of the Board of Directors of Alexion Pharmaceuticals. “Ann’s extensive experience in leading complex organizations on an international basis will be of significant value as Alexion continues its global expansion.”

“Ann’s remarkable track record in public service and natural concern for the well-being of people around the globe aligns closely with Alexion’s mission as we work to bring the hope of Soliris to patients on an increasingly global basis,” said Leonard Bell, M.D., Chief Executive Officer of Alexion Pharmaceuticals.

“I am honored to serve on Alexion’s Board of Directors and to contribute to its unique efforts in developing and delivering critical therapies for those patients who are most in need of treatments for severe and life-threatening illnesses,” said Ms. Veneman.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, transplant, other inflammatory disorders, and cancer. Soliris® (eculizumab) is Alexion’s first marketed product. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

[ALXN-G]

Contacts

Alexion Pharmaceuticals, Inc.

Irving Adler, 203-271-8210

Sr. Director, Corporate Communications

or

Makovsky & Company

Mark Marmur (Media)

212-508-9670

or

Rx Communications Rhonda Chiger

(Investors) 917-322-2569